AMENDMENT

to

Transfer Agency and Service Agreement

between

NexPoint Funds

Each of the Entities, Individually and not Jointly, as listed on Schedule A

and

SS&C GIDS, Inc.

This Amendment is made as of this 1st day of July, 2025 to be effective June 30, 2025 (the “Effective Date”), between each of the entities, individually and not jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”) and SS&C GIDS, Inc. (the “Transfer Agent”). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated December 26, 2012, as amended, (the “Agreement”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of June 30, 2025; and

2.	SS&C GIDS, Inc. is successor in interest to DST Asset Manager Solutions, Inc. Any reference to DST Asset Manager Solutions in the Agreement shall be replaced with SS&C GIDS, Inc.

3.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “June 30, 2025 Amendment”) except as specifically revised by this Amendment; and

4.	Except as specifically set forth in this June 30, 2025 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this June 30, 2025 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HIGHLAND FUNDS EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Will Mabry	By: /s/ Nicholas Wright

Name: Will Mabry	Name: Nicholas Wright

Title: Assistant Treasurer	Title: Authorized Signatory
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE A

Effective Date: June 30, 2025

Series and Funds	Classes of Shares
NexPoint Funds I:

NexPoint Even Driven Fund (formerly Highland Healthcare Opportunities Fund)	A, C, Z

NexPoint Merger Arbitrage Fund (formerly Highland Merger Arbitrage Fund)	A, C, Z

NexPoint Credit Catalyst Fund	A, C, Z

NexPoint Funds II:
NexPoint Climate Tech Fund (formerly Highland Small-Cap Equity Fund)	A, C, Y